Exhibit 99.1

South Plains Financial, Inc. Reports Third Quarter 2022 Financial Results

LUBBOCK, Texas, October 21, 2022 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended September 30, 2022.

Third Quarter 2022 Highlights

●	Net income for the third quarter of 2022 was $15.5 million, compared to $15.9 million for the second quarter of 2022 and $15.2 million for the third quarter of 2021.
●	Diluted earnings per share for the third quarter of 2022 was $0.86, compared to $0.88 for the second quarter of 2022 and $0.82 for the third quarter of 2021.
●	Loans held for investment grew $109.9 million, or 17.0% annualized, during the third quarter of 2022 as compared to June 30, 2022.
●	Average cost of deposits for the third quarter of 2022 was 52 basis points, compared to 27 basis points for the second quarter of 2022 and 25 basis points for the third quarter of 2021.
●
The Company recorded a negative provision for loan losses of $782,000 in the third quarter of 2022, compared to no provisions for loan losses for the second quarter of 2022 and for the third quarter of 2021.

●	Nonperforming assets to total assets were 0.19% at September 30, 2022, compared to 0.20% at June 30, 2022 and 0.32% at September 30, 2021.
●	Return on average assets for the third quarter of 2022 was 1.53% annualized, compared to 1.60% annualized for the second quarter of 2022 and 1.61% annualized for the third quarter of 2021.
●	Tangible book value (non-GAAP) per share was $18.61 as of September 30, 2022, compared to $19.50 per share as of June 30, 2022 and $20.90 per share as of September 30, 2021.
●	The Company repurchased 366 thousand shares of common stock in the third quarter of 2022 as compared to 257 thousand shares in the second quarter of 2022.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “Our business continued to perform well through the third quarter of 2022, highlighted by 17.0% annualized loan growth during the period driven by strength in both our community markets and major metropolitan markets of Dallas, Houston and El Paso. The expansion in our loan portfolio is contributing to strong underlying earnings growth, which has been masked by large recoveries, negative provisions for loan losses, and fair value increases in our mortgage servicing rights portfolio over the last three quarters. These items totaled $0.24 per share of income, net of tax, in the second quarter of 2022 and $0.10 per share of income, net of tax, in the third quarter of 2022. The investments that we have made to expand our lending platform and increase our presence in our metropolitan markets has provided an acceleration to our growth and is contributing to the building earnings power of the Company. Importantly, our mortgage banking business has reached a level where we believe it is no longer a headwind to our financial results, as we highlighted last quarter. While we are delivering improved loan growth, we are also maintaining our strict credit culture and underwriting standards, including not sacrificing credit quality for growth. Overall, our Company continues to perform well, and we believe this performance has not been reflected in our share price. As a result, we further accelerated the pace of our share repurchases in the third quarter having bought back 366 thousand shares as compared to 257 thousand shares and 106 thousand shares in the second and first quarter of 2022, respectively.”

Results of Operations, Quarter Ended September 30, 2022

Net Interest Income

Net interest income was $35.1 million for the third quarter of 2022, compared to $37.1 million for the second quarter of 2022 and $31.2 million for the third quarter of 2021. Net interest margin, calculated on a tax-equivalent basis, was 3.70% for the third quarter of 2022, compared to 4.02% for the second quarter of 2022 and 3.58% for the third quarter of 2021. The average yield on loans was 5.12% for the third quarter of 2022, compared to 5.57% for the second quarter of 2022 and 4.99% for the third quarter of 2021. The average cost of deposits was 52 basis points for the third quarter of 2022, which is 25 basis points higher than the second quarter of 2022 and 27 basis points higher than the third quarter of 2021.

Interest income was $41.1 million for the third quarter of 2022, compared to $40.8 million for the second quarter of 2022 and $34.4 million for the third quarter of 2021. Interest income increased $356 thousand in the third quarter of 2022 from the second quarter of 2022, which was comprised of an increase of $1.3 million in interest income from securities and other interest-earning assets, partially offset by a decrease of $1.0 million in loan interest income. The increase in interest income on securities and other interest-earning assets was primarily due to continued rising market interest rates. The decrease in loan interest income was primarily due to $4.4 million of interest income received related to four credits for the recovery of interest on previously charged-off credits, purchase discount principal recovery, and prepayment penalties during the second quarter of 2022, partially offset by an increase of $121.9 million in average loans outstanding, and the rising interest rate environment. Excluding the $4.4 million of large loan recoveries and prepayment penalties, the yield on loans was 4.88% during the second quarter of 2022, as compared to 5.12% in the third quarter of 2022, while net interest margin, on a tax-equivalent basis, was 3.54% during the second quarter of 2022, as compared to 3.70% for the third quarter of 2022. Interest income increased $6.7 million in the third quarter of 2022 compared to the third quarter of 2021. This increase was primarily due to an increase of average loans of $219.5 million, securities purchases, and rising market interest rates during the period.

Interest expense was $6.0 million for the third quarter of 2022, compared to $3.6 million for the second quarter of 2022 and $3.3 million for the third quarter of 2021. Interest expense increased $2.4 million compared to the second quarter of 2022 and $2.7 million compared to the third quarter of 2021 primarily as a result of rising interest rates on interest-bearing liabilities, with the increase being mainly comprised of interest expense on deposits.

Noninterest Income and Noninterest Expense

Noninterest income was $20.9 million for the third quarter of 2022, compared to $18.8 million for the second quarter of 2022 and $25.8 million for the third quarter of 2021. The increase from the second quarter of 2022 was primarily due to $2.1 million of income in legal settlements and the seasonal increase of $3.3 million in income from insurance activities, partially offset by a decrease of $2.4 million in mortgage banking activities revenue. This decrease in mortgage banking revenues was mainly the result of mortgage loan originations declining $55.1 million, or 26.6%, as the residential mortgage market continued to slow during the third quarter of 2022 as a result of rising market interest rates and seasonality. The decrease in noninterest income for the third quarter of 2022 as compared to the third quarter of 2021 was primarily due to a decline of $8.5 million in mortgage banking activities revenue as mortgage loan originations declined $222.2 million, or 59.4%, as high-volume refinance activity experienced during 2020 and 2021 has slowed as a result of rising market interest rates. This decrease was partially offset by the growth in income from insurance activities and the income from legal settlements noted previously.

Noninterest expense was $37.4 million for the third quarter of 2022, compared to $36.1 million for the second quarter of 2022 and $38.1 million for the third quarter of 2021. The increase from the second quarter of 2022 was primarily the result of an increase of $937 thousand in personnel expense due to the payment of an additional $1.8 million in commissions on insurance activities, partially offset by a decrease in mortgage commissions expense and related supporting personnel expense from the decline in mortgage loan originations and a decrease of $265 thousand in legal expenses. The decrease in noninterest expense for the third quarter of 2022 as compared to the third quarter of 2021 was primarily driven by lower mortgage commissions and other variable mortgage-based expenses due to the reduction in mortgage loan originations, partially offset by additional commercial lenders hired as part of a planned initiative, and an increase of $731 thousand in legal expenses.

Loan Portfolio and Composition

Loans held for investment were $2.69 billion as of September 30, 2022, compared to $2.58 billion as of June 30, 2022 and $2.43 billion as of September 30, 2021. The $109.9 million, or 17.0% annualized, increase during the third quarter of 2022 as compared to the second quarter of 2022 was primarily the result of organic net loan growth. This loan growth remained relationship-focused and occurred primarily in commercial real estate loans, residential mortgage loans, and consumer auto loans, partially offset by a decrease in hotel loans. As of September 30, 2022, loans held for investment increased $261.3 million, or 10.8% year over year, from September 30, 2021, attributable to strong organic loan growth.

Agricultural production loans were $94.1 million as of September 30, 2022, compared to $88.8 million as of June 30, 2022 and $119.3 million as of September 30, 2021. The typical seasonal funding of these agricultural production loans during the third quarter of 2022 was below normal based on drought conditions experienced across the State of Texas.

Deposits and Borrowings

Deposits totaled $3.46 billion as of September 30, 2022, compared to $3.43 billion as of June 30, 2022 and $3.21 billion as of September 30, 2021. Deposits increased by $34.7 million, or 1.0%, in the third quarter of 2022 from June 30, 2022. As of September 30, 2022, deposits increased $248.3 million, or 7.7% year over year, from September 30, 2021. Noninterest-bearing deposits were $1.26 billion as of September 30, 2022, compared to $1.20 billion as of June 30, 2022 and $1.05 billion as of September 30, 2021. Noninterest-bearing deposits represented 36.5% of total deposits as of September 30, 2022. The increase in deposits noted above is primarily a result of organic growth.

Asset Quality

The Company recorded a negative provision for loan losses in the third quarter of 2022 of $782 thousand, compared to no provisions for loan losses in the second quarter of 2022 or for the third quarter of 2021. There was a loan loss recovery of $822 thousand of a direct energy credit during the third quarter of 2022. Overall, the Company continued to experience improving credit metrics in the loan portfolio during the third quarter of 2022. These improvements were specifically noted in the hotel segment, which had a net reduction in outstanding principal of $19.6 million during the quarter. The loan loss recovery noted above and improving credit metrics, offset by the organic growth in the loan portfolio, resulted in the negative provision for the third quarter of 2022. Nevertheless, concerns regarding forecasted economic conditions continue to worsen due to the rising interest rate environment and persistent high inflation levels in the United States, and provisions for loan losses may be necessary in future periods.

The ratio of allowance for loan losses to loans held for investment was 1.47% as of September 30, 2022, compared to 1.54% as of June 30, 2022 and 1.76% as of September 30, 2021.

The ratio of nonperforming assets to total assets as of September 30, 2022 was 0.19%, compared to 0.20% as of June 30, 2022 and 0.32% at September 30, 2021. Annualized net charge-offs were (0.10)% for the third quarter of 2022, compared to (0.02)% for the second quarter of 2022 and 0.03% for the third quarter of 2021.

Capital

Book value per share decreased to $20.03 at September 30, 2022, compared to $20.91 at June 30, 2022. The decline was mainly driven by a $26.7 million dollar decrease in accumulated other comprehensive income (“AOCI”), partially offset by an increase of $13.4 million of net income after dividends paid. The decrease in AOCI was attributed to the decline in fair value of our available for sale securities and fair value hedges, net of tax, as a result of the rising interest rate environment.

Conference Call

South Plains will host a conference call to discuss its third quarter 2022 financial results today, October 21, 2022, at 11:00 a.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13733502. The replay will be available until November 4, 2022.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the extent of the impact of the COVID-19 pandemic (and any current or future variants thereof) on our customers, changes in market interest rates, the persistence of the current inflationary environment in the United States and our market areas, the uncertain impacts of quantitative tightening and current and future monetary policies of the Federal Reserve, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as the “Risk Factors” section of other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Selected Income Statement Data:
Interest income	$41,108	$40,752	$33,080	$34,600	$34,438
Interest expense	6,006	3,647	3,133	3,151	3,260
Net interest income	35,102	37,105	29,947	31,449	31,178
Provision for loan losses	(782)	-	(2,085)	-	-
Noninterest income	20,937	18,835	23,697	22,928	25,791
Noninterest expense	37,401	36,056	37,924	36,132	38,063
Income tax expense	3,962	4,001	3,527	3,631	3,716
Net income	15,458	15,883	14,278	14,614	15,190
Per Share Data (Common Stock):
Net earnings, basic	0.89	0.91	0.81	0.82	0.85
Net earnings, diluted	0.86	0.88	0.78	0.79	0.82
Cash dividends declared and paid	0.12	0.11	0.11	0.09	0.09
Book value	20.03	20.91	21.90	22.94	22.34
Tangible book value (non-GAAP)	18.61	19.50	20.49	21.51	20.90
Weighted average shares outstanding, basic	17,286,531	17,490,706	17,716,136	17,777,542	17,931,174
Weighted average shares outstanding, dilutive	17,901,899	18,020,548	18,392,397	18,433,038	18,463,697
Shares outstanding at end of period	17,064,640	17,417,094	17,673,407	17,760,243	17,824,094
Selected Period End Balance Sheet Data:
Cash and cash equivalents	329,962	375,690	528,612	486,821	327,600
Investment securities	711,412	763,943	793,404	724,504	752,562
Total loans held for investment	2,690,366	2,580,493	2,453,631	2,437,577	2,429,041
Allowance for loan losses	39,657	39,785	39,649	42,098	42,768
Total assets	3,992,690	3,974,724	3,999,744	3,901,855	3,774,175
Interest-bearing deposits	2,198,464	2,230,105	2,318,942	2,269,855	2,157,981
Noninterest-bearing deposits	1,262,072	1,195,732	1,131,215	1,071,367	1,054,264
Total deposits	3,460,536	3,425,837	3,450,157	3,341,222	3,212,245
Borrowings	122,307	122,261	122,214	122,168	122,121
Total stockholders’ equity	341,799	364,222	387,068	407,427	398,276
Summary Performance Ratios:
Return on average assets	1.53%	1.60%	1.47%	1.50%	1.61%
Return on average equity	17.37%	16.96%	14.58%	14.39%	15.24%
Net interest margin (1)	3.70%	4.02%	3.33%	3.50%	3.58%
Yield on loans	5.12%	5.57%	4.80%	4.90%	4.99%
Cost of interest-bearing deposits	0.82%	0.42%	0.34%	0.35%	0.37%
Efficiency ratio	66.38%	64.11%	70.30%	66.07%	66.45%
Summary Credit Quality Data:
Nonperforming loans	7,733	7,889	12,141	10,598	10,895
Nonperforming loans to total loans held for investment	0.29%	0.31%	0.49%	0.43%	0.45%
Other real estate owned	37	59	1,141	1,032	1,081
Nonperforming assets to total assets	0.19%	0.20%	0.33%	0.30%	0.32%
Allowance for loan losses to total loans held for investment	1.47%	1.54%	1.62%	1.73%	1.76%
Net charge-offs to average loans outstanding (annualized)	(0.10)%	(0.02)%	0.06%	0.11%	0.03%

	As of and for the quarter ended
	September 30 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Capital Ratios:
Total stockholders’ equity to total assets	8.56%	9.16%	9.68%	10.44%	10.55%
Tangible common equity to tangible assets (non-GAAP)	8.00%	8.60%	9.11%	9.85%	9.94%
Common equity tier 1 to risk-weighted assets	11.67%	12.24%	12.86%	12.91%	12.68%
Tier 1 capital to average assets	10.95%	10.93%	10.78%	10.77%	10.83%
Total capital to risk-weighted assets	16.46%	17.32%	18.22%	18.40%	18.21%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2022			September 30, 2021
	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,666,429	$34,176	5.09%	$2,365,010	$28,947	4.86%
Loans - PPP	4,754	288	24.03%	86,645	1,872	8.57%
Debt securities - taxable	617,722	4,166	2.68%	531,620	2,309	1.72%
Debt securities - nontaxable	215,508	1,428	2.63%	221,026	1,468	2.64%
Other interest-bearing assets	293,636	1,351	1.83%	284,369	151	0.21%

Total interest-earning assets	3,798,049	41,409	4.33%	3,488,670	34,747	3.95%
Noninterest-earning assets	208,135			259,641

Total assets	$4,006,184			$3,748,311

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,873,786	3,514	0.74%	$1,820,677	1,005	0.22%
Time deposits	330,133	1,023	1.23%	330,161	1,025	1.23%
Short-term borrowings	4	-	0.00%	725	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt securities	75,914	1,012	5.29%	75,728	1,013	5.31%
Junior subordinated deferrable interest debentures	46,393	457	3.91%	46,393	217	1.86%

Total interest-bearing liabilities	2,326,230	6,006	1.02%	2,273,684	3,260	0.57%
Demand deposits	1,248,804			1,035,910
Other liabilities	78,139			43,171
Stockholders’ equity	353,011			395,546

Total liabilities & stockholders’ equity	$4,006,184			$3,748,311

Net interest income		$35,403			$31,487
Net interest margin (2)			3.70%			3.58%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.
PPP - Small Business Administration Paycheck Protection Program

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Nine Months Ended
	September 30, 2022			September 30, 2021
	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,548,174	$97,321	5.11%	$2,246,650	$82,314	4.90%
Loans - PPP	19,509	1,941	13.30%	141,040	7,147	6.78%
Debt securities - taxable	592,069	10,058	2.27%	540,380	7,118	1.76%
Debt securities - nontaxable	216,951	4,315	2.66%	219,242	4,414	2.69%
Other interest-bearing assets	363,659	2,213	0.81%	328,412	373	0.15%

Total interest-earning assets	3,740,362	115,848	4.14%	3,475,724	101,366	3.90%
Noninterest-earning assets	236,296			261,449

Total assets	$3,976,658			$3,737,173

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,905,000	5,782	0.41%	$1,834,113	3,259	0.24%
Time deposits	334,686	2,962	1.18%	326,862	3,114	1.27%
Short-term borrowings	4	-	0.00%	10,725	5	0.06%
Notes payable & other long-term borrowings	-	-	0.00%	26,188	38	0.19%
Subordinated debt securities	75,852	3,037	5.35%	75,682	3,044	5.38%
Junior subordinated deferrable interest debentures	46,393	1,005	2.90%	46,393	661	1.90%

Total interest-bearing liabilities	2,361,935	12,786	0.72%	2,319,963	10,121	0.58%
Demand deposits	1,174,783			991,331
Other liabilities	64,639			41,996
Stockholders’ equity	375,301			383,883

Total liabilities & stockholders’ equity	$3,976,658			$3,737,173

Net interest income		$103,062			$91,245
Net interest margin (2)			3.68%			3.51%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.
PPP - Small Business Administration Paycheck Protection Program

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2022	December 31, 2021

Assets
Cash and due from banks	$52,749	$68,425
Interest-bearing deposits in banks	277,213	418,396
Federal funds sold	—	—
Investment securities	711,412	724,504
Loans held for sale	26,922	76,507
Loans held for investment	2,690,366	2,437,577
Less: Allowance for loan losses	(39,657)	(42,098)
Net loans held for investment	2,650,709	2,395,479
Premises and equipment, net	56,532	57,699
Goodwill	19,508	19,508
Intangible assets	4,720	5,895
Mortgage servicing assets	28,424	19,700
Other assets	164,501	115,742
Total assets	$3,992,690	$3,901,855

Liabilities and Stockholders’ Equity Liabilities
Noninterest bearing deposits	$1,262,072	$1,071,367
Interest-bearing deposits	2,198,464	2,269,855
Total deposits	3,460,536	3,341,222
Other borrowings	-	-
Subordinated debt securities	75,914	75,775
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	68,048	31,038
Total liabilities	3,650,891	3,494,428
Stockholders’ Equity
Common stock	17,065	17,760
Additional paid-in capital	116,565	133,215
Retained earnings	281,679	242,750
Accumulated other comprehensive income (loss)	(73,510)	13,702
Total stockholders’ equity	341,799	407,427
Total liabilities and stockholders’ equity	$3,992,690	$3,901,855

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Interest income:
Loans, including fees	$34,463	$30,818	$99,260	$89,458
Other	6,645	3,620	15,680	10,978
Total Interest income	41,108	34,438	114,940	100,436
Interest expense:
Deposits	4,537	2,030	8,744	6,373
Subordinated debt securities	1,012	1,013	3,037	3,044
Trust preferred subordinated debentures	457	217	1,005	661
Other	-	-	-	43
Total Interest expense	6,006	3,260	12,786	10,121
Net interest income	35,102	31,178	102,154	90,315
Provision for loan losses	(782)	-	(2,867)	(1,918)
Net interest income after provision for loan losses	35,884	31,178	105,021	92,233
Noninterest income:
Service charges on deposits	1,764	1,851	5,149	5,023
Income from insurance activities	4,856	3,794	8,003	6,146
Mortgage banking activities	6,287	14,802	28,593	47,329
Bank card services and interchange fees	3,156	3,045	9,856	8,760
Other	4,874	2,299	11,868	7,283
Total Noninterest income	20,937	25,791	63,469	74,541
Noninterest expense:
Salaries and employee benefits	22,927	24,116	67,620	71,811
Net occupancy expense	4,132	3,896	11,902	10,960
Professional services	2,523	1,388	7,795	4,483
Marketing and development	913	777	2,391	2,157
Other	6,906	7,886	21,673	22,487
Total noninterest expense	37,401	38,063	111,381	111,898
Income before income taxes	19,420	18,906	57,109	54,876
Income tax expense	3,962	3,716	11,490	10,876
Net income	$15,458	$15,190	$45,619	$44,000

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2022	December 31, 2021

Loans:
Commercial Real Estate	$869,231	$755,444
Commercial - Specialized	368,204	378,725
Commercial - General	477,209	460,024
Consumer:
1-4 Family Residential	424,802	387,690
Auto Loans	309,110	240,719
Other Consumer	80,524	68,113
Construction	161,286	146,862
Total loans held for investment	$2,690,366	$2,437,577

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2022	December 31, 2021

Deposits:
Noninterest-bearing demand deposits	$1,262,072	$1,071,367
NOW & other transaction accounts	353,871	395,322
MMDA & other savings	1,518,485	1,534,795
Time deposits	326,108	339,738
Total deposits	$3,460,536	$3,341,222

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of and for the quarter ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Pre-tax, pre-provision income
Net income	$15,458	$15,883	$14,278	$14,614	$15,190
Income tax expense	3,962	4,001	3,527	3,631	3,716
Provision for loan losses	(782)	-	(2,085)	-	-

Pre-tax, pre-provision income	$18,638	$19,884	$15,720	$18,245	$18,906

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of
	September 30, 2022	June 30, 2022	March 31, 2022		December 31, 2021		September 30, 2021
Tangible common equity
Total common stockholders’ equity	$341,799	$364,222	$	$ 387,068	$	$ 407,427	$	$ 398,276
Less: goodwill and other intangibles	(24,228)	(24,620)		(25,011)		(25,403)		(25,804)

Tangible common equity	$317,571	$339,602	$	$ 362,057	$	$ 382,024	$	$ 372,472

Tangible assets
Total assets	$3,992,690	$3,974,724	$	$ 3,999,744	$	$ 3,901,855	$	$ 3,774,175
Less: goodwill and other intangibles	(24,228)	(24,620)		(25,011)		(25,403)		(25,804)

Tangible assets	$3,968,462	$3,950,104	$	$ 3,974,733	$	$ 3,876,452	$	$ 3,748,371

Shares outstanding	17,064,640	17,417,094		17,673,407		17,760,243		17,824,094

Total stockholders’ equity to total assets	8.56%	9.16%		9.68%		10.44%		10.55%
Tangible common equity to tangible assets	8.00%	8.60%		9.11%		9.85%		9.94%
Book value per share	$20.03	$20.91		$21.90		$22.94		$22.34
Tangible book value per share	$18.61	$19.50		$20.49		$21.51		$20.90